Exhibit 4.1

Loan No. S0667F

FOURTH AMENDED AND RESTATED LINE OF CREDIT AGREEMENT

THIS FOURTH AMENDED AND RESTATED LINE OF CREDIT AGREEMENT (this “Agreement”) is made and entered into as of May 29, 2006, by and between CoBANK, ACB (“CoBank”) and COMMONWEALTH TELEPHONE COMPANY (the “Borrower”).

WHEREAS, the Borrower and CoBank have previously entered into that certain Third Amended and Restated Line of Credit Agreement, dated as of May 31, 2005 (the “Prior Agreement”); and

WHEREAS, CoBank and the Borrower desire to amend and restate in its entirety the Prior Agreement; and

WHEREAS, this Agreement, among other things, will extend the availability period for Loans hereunder and increase the available loan amount as more fully provided herein.

SECTION 1. The Loan. On the terms and conditions set forth in this Agreement, and subject to Section 11, CoBank agrees to make advances to the Borrower during the period commencing on May 29, 2006 and ending at 12:00 noon Eastern time on May 27, 2007 (the “Availability Period”) in an aggregate principal amount up to $135,000,000 at any one time outstanding (the “Loan”). Within the limits of the Loan, the Borrower may borrow, repay and reborrow.

SECTION 2. Purpose and Use of Proceeds. The proceeds of the Loan shall be applied by the Borrower to refinance existing indebtedness of the Borrower and to finance capital expenditures, working capital and other general corporate purposes of the Borrower. The Borrower agrees that the proceeds of the Loan shall be used for only the purpose set forth in this Section 2.

SECTION 3. Availability. Subject to Section 11, the advances under the Loan will be made on any day on which CoBank is open for business (a “Business Day”), except any day when Federal Reserve Banks are closed, by wire transfer of immediately available funds to such account or accounts as the Borrower may designate, provided that (i) an authorized officer of the Borrower shall have provided CoBank with at least one Business Day’s prior written notice of the date on which such advance under the Loan is to be made (each, a “Funding Date”), unless the Borrower elects to have a portion of the Loan accrue interest at a LIBOR Rate (as defined in Section 4(A)(2)), in which case the Borrower shall have provided such notice two Banking Days (as defined in Section 4(A)(2)) prior to such Funding Date and such Funding Date shall be a Banking Day, and (ii) any Funding Date so designated shall not be later than the last day of the Availability Period. A “Banking Day” means a Business Day on which dealings in U.S. dollar deposits are carried out in the London Interbank Market and banks are open for business in New York, New York and London, England.

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SECTION 4. Interest and Fees.

(A) The unpaid principal balance of the Loan shall accrue interest at the rate or rates selected by the Borrower in accordance with this Subsection (A).

(1) Base Rate Option. As to any portion of the unpaid principal balance of the Loan selected by the Borrower (any such portion, and any portion selected pursuant to Subsection (A)(2), is hereinafter referred to as a “Portion” of the Loan), interest shall accrue pursuant to this variable rate option at a variable annual interest rate equal to the sum of the Base Rate (as hereinafter defined) minus 1.00%. “Base Rate” means a variable rate of interest per annum equal, on any day, to the higher of (i) CoBank’s Base Rate or (ii) the sum of Federal Funds Rate plus 0.50%. “Federal Funds Rate” shall mean, for any day, the rate of interest per annum (rounded upward, if necessary, to the nearest whole multiple of 1/1000 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day and (ii) if no such rate is so published on the next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to CoBank on such day on such transactions as determined by CoBank. The term “Base Rate” shall mean the rate of interest established by CoBank from time to time as its Base Rate, which rate is intended by CoBank to be a reference rate and not its lowest rate, and CoBank may charge other borrowers rates at, above, or below that rate. The Base Rate will change on the date established by CoBank as the effective date of any change thereof.

(2) LIBOR Option. As to any Portion or Portions of the Loan selected by the Borrower, interest shall accrue pursuant to this LIBOR option at a fixed annual interest rate (a “LIBOR Rate”) equal to the sum of LIBOR (as hereinafter defined) plus 0.625%. Under this option: (i) rates may be fixed for Interest Periods (as hereinafter defined) of one, two, three, or six months, as selected by the Borrower; (ii) amounts fixed shall be in increments of $100,000 or multiples thereof; and (iii) rates may only be fixed on a Banking Day on three Banking Days’ prior written notice; provided, however, that the LIBOR option shall not be available with respect to new advances during the continuance of any Default or Event of Default. “LIBOR” means the rate (rounded upward to the nearest sixteenth of one percent and adjusted for reserves required on Eurocurrency Liabilities (as hereinafter defined) for banks subject to FRB Regulation D (as hereinafter defined) or required by any other federal law or regulation) quoted by the British Bankers Association (the “BBA”) at 11:00 a.m. London time two Banking Days before the commencement of the Interest Period for the offering of U.S. dollar deposits in the London interbank market for the Interest Period designated by the Borrower, as published by Bloomberg or another major information vendor listed on BBA’s official website. “Banking Day” shall mean a day on which CoBank is open for business, dealings in U.S. dollar deposits are being carried out in the London interbank market, and

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banks are open for business in New York City and London, England. “Interest Period” shall mean the time period chosen by the Borrower during which the chosen fixed rate is to apply to a Portion of the Loan, which period commences on the day a rate fixed under this Subsection 4(A)(2) becomes effective. The Interest Period for Portions accruing interest at the LIBOR option rate shall end on the day in the next calendar month or in the month that is one, two, three, or six months thereafter which corresponds numerically with the day the Interest Period commences; provided, however, that: (a) in the event such ending day is not a Banking Day, such period shall be extended to the next Banking Day unless such next Banking Day falls in the next calendar month, in which case it shall end on the preceding Banking Day; and (b) if there is no numerically corresponding day in the month, then such period shall end on the last Banking Day in the relevant month. No Interest Period shall extend beyond the Maturity Date (as defined in Section 5). “Eurocurrency Liabilities” has the meaning as set forth in FRB Regulation D. “FRB Regulation D” means Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended from time to time.

(3) Selection And Changes of Rates. The Borrower shall select the applicable interest rate option or options at the time it gives CoBank written notice of the Funding Date for an advance pursuant to Section 3. The Borrower may, on any Banking Day, elect to have the LIBOR Rate apply to any Portion of the Loan then accruing interest at the Base Rate. In addition, with respect to any Portion of the Loan accruing interest pursuant to the LIBOR Rate, the Borrower may, subject to Subsection (A)(2), two Banking Days prior to the last day of the Interest Period for such Portion, elect to fix the interest rate accruing on such Portion for an Interest Period at a LIBOR Rate. In the absence of any such refix, interest shall automatically accrue on such Portion of the Loan at the Base Rate minus 1% as provided in Section 4(A)(1). Notwithstanding the foregoing, in the event the Borrower elects to have any Portion of the Loan accruing interest at the LIBOR Rate and the last day of the Interest Period for such Portion is not a Banking Day, then interest shall accrue on such Portion at the Base Rate minus 1% as provided in Section 4(A)(1) until the LIBOR Rate becomes effective. From time to time the Borrower may elect on a Business Day and upon payment of the Surcharge (as defined in, and calculated pursuant to, Section 6), to convert all, but not part, of any Portion of the Loan accruing interest pursuant to the LIBOR Rate to accrue interest at the Base Rate or pursuant to the LIBOR Rate for another Interest Period selected in accordance with Subsection (A)(2); provided, however, that any such conversion to a LIBOR Rate shall not be effective until two Banking Days after such election, which can only be made on a Banking Day. Except for the initial selection, all interest rate selections provided for herein shall be made by telephonic or written request of an authorized employee of the Borrower by 12:00 noon, Eastern time, on the relevant day. In taking actions upon telephonic requests, CoBank is entitled to rely on (and will incur no liability to the Borrower in acting upon) any request made by a person identifying himself or herself as one of the persons authorized by the Borrower to select interest rates hereunder; provided, however, that in the case of LIBOR rate loans, all such selections must be confirmed in writing upon CoBank’s request.

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(4) Accrual of Interest. Interest shall accrue pursuant to any LIBOR Rate selected by the Borrower from and including the first day of the applicable Interest Period to but excluding the last day of the Interest Period. If the Borrower elects to refix the interest rate on any Portion of the Loan pursuant to Subsection (A)(3), the first day of the new Interest Period shall be the last day of the preceding Interest Period. In the absence of any such refix, interest shall accrue on such Portion at the Base Rate minus 1% as provided in Section 4(A)(1) from and including the last day of such Interest Period. If the Borrower elects to convert from the LIBOR Rate to the Base Rate or to the LIBOR Rate upon payment of the Surcharge as provided in Subsection (A)(3), interest at the existing LIBOR Rate shall accrue through the day before such conversion and either (i) the first day of any new Interest Period shall be the date of such conversion, or (ii) interest at the Base Rate shall accrue on the Portion of the Loan so converted from and including the date of conversion.

(5) Rate Combinations. Notwithstanding the foregoing, at any one time there may be no more than five Portions of the Loan in the aggregate accruing interest pursuant to the LIBOR option.

(B) Payment and Calculation. The Borrower will pay interest on the Loan (i) monthly in arrears on the 20th day of the following month (or on such other day in such month as CoBank will require in a written notice to the Borrower); provided, however, in the event the Borrower elects to fix all or a portion of the indebtedness outstanding under the LIBOR interest rate option above, at CoBank’s option upon written notice to the Borrower, interest will be payable at the maturity of the Interest Period and if the LIBOR interest rate fix is for a period longer than 3 months, interest on that Portion will be payable quarterly in arrears on each three-month anniversary of the commencement date of such Interest Period, and at maturity of such Interest Period, (ii) upon any prepayment (whether due to acceleration or otherwise) and (iii) on the Maturity Date; provided, further, however, that if any such payment date for accrued interest is not a Business Day, then the accrued interest then due shall be paid on the next Business Day. Interest will be calculated on the actual number of days the Loan, or any part thereof, is outstanding on the basis of a year consisting of 360 days. In calculating accrued interest, the date the Loan is made will be included and the date any principal amount of the Loan is repaid or prepaid will be excluded as to such amount.

(C) Default Rate. After maturity, whether by reason of acceleration or otherwise, or upon the occurrence and during the continuation of an Event of Default, including if the Borrower fails to make any payment or investment required to be made under the terms of this Agreement or the Note (including this Section 4), then, at CoBank’s option in each instance, the unpaid principal balance of the Loan shall accrue interest at 2% per annum in excess of the Base Rate. All interest provided for in this Subsection (C) shall be payable on demand and shall be calculated from and including the date such payment was due to but excluding the date paid on the basis of a year consisting of 360 days.

(D) Commitment Fee. In consideration of the Loan, the Borrower shall pay a commitment fee on the average daily unused Portion of the Loan at the rate of 0.125% per annum

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(calculated on a 360-day basis), payable monthly in arrears by the twentieth (20th) day of the following month (or such other day of such month as CoBank may require in written notice to the Borrower). Such fee shall be payable for each month (or portion thereof) occurring during the original or any extended term of the Loan.

SECTION 5. Principal Repayment and Maturity. The term of the Loan shall be from May 29, 2006 to May [27], 2007 (the “Maturity Date”). On the Maturity Date, the amount of the then unpaid principal balance of the Loan and any and all other amounts due and owing hereunder or under any other Loan Document shall be due and payable. If the Maturity Date is not a Business Day, then the principal installment then due shall be paid on the next Business Day and shall continue to accrue interest until paid. The Borrower shall have the right, upon at least three Business Days’ prior written notice to CoBank, to permanently reduce or terminate the Loan, provided, however, no reduction or termination shall be permitted if, after giving effect thereto and to any prepayment made therewith, the aggregate principal balance of the Loan then outstanding would exceed the Loan as so reduced.

SECTION 6. Prepayment. The Borrower may, on (i) one Business Day’s prior written notice, prepay in full or in part, any Portion of the Loan accruing interest at the Base Rate, or (ii) on two Business Day’s prior written notice, prepay in full or in part, in minimum amounts of $100,000, any Portion of the Loan accruing interest at the LIBOR Rate. Notwithstanding the foregoing, the Borrower’s right to prepay any Portion of the Loan accruing interest at the LIBOR Rate shall be conditioned upon the payment of a surcharge (the “Surcharge”) equal to the present value of any funding losses incurred by CoBank as a result of such prepayment. The Surcharge, including the amount of any funding losses, shall be the greater of $300 or the amount determined and calculated as follows:

(A) Determine the difference between: (i) CoBank’s cost of funds (determined in accordance with its standard methodology) on the date the interest rate was fixed to fund the Portion of the Loan being prepaid; minus (ii) CoBank’s cost of funds (determined in accordance with such methodology) on the date of prepayment to fund a new loan with a weighted average life equal to the weighted average life over the remainder of the selected Interest Period of the Portion of the Loan being prepaid. If such difference is negative, then no Surcharge other than $300 is payable.

(B) If such difference is positive, divide the result determined in Subsection (A) by 12.

(C) For each month or part thereof during which the Portion of the Loan prepaid was scheduled to have been outstanding, multiply the amount determined in Subsection (B) by that part of the Portion of the Loan prepaid that was scheduled to have been outstanding during such month (such that there is a monthly calculation for each month during which the Portion of the Loan prepaid was scheduled to have been outstanding).

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(D) Determine the present value of each monthly calculation made under Subsection (C) based upon the scheduled time that interest on the Portion of the Loan prepaid would have been payable and a discount rate equal to the rate set forth in Subsection (A)(ii).

(E) Add all of the calculations made under Subsection (D). The result shall be the Surcharge.

For purposes of calculating the Surcharge provided for in this Section 6, early conversion of a Portion of the Loan accruing interest pursuant to the LIBOR rate so that it accrues interest at a different rate pursuant to Section 4(A)(3) shall be deemed a prepayment in full of that Portion of the Loan.

SECTION 7. Note. The Borrower’s obligation to repay the Loan shall be evidenced by an amended and restated promissory note, dated as of even date herewith, in form and content acceptable to CoBank (as the same may be amended, modified, supplemented, extended or restated from time to time and any promissory note that may be issued from time to time in substitution, renewal, replacement or exchange therefor, the “Note”).

SECTION 8. Manner and Time of Payment. If any date on which payment is due hereunder is not a Business Day, the payment shall be made on the next succeeding Business Day. The Borrower shall make each payment under this Agreement and under the Note by wire transfer of immediately available funds or by check. Wire transfers shall be made to ABA No. 307088754 for advice to and credit of “CoBANK” (or to such other account as CoBank may designate by notice) with sufficient information to identify the source and application of such funds. The Borrower shall give CoBank telephonic notice no later than 12:00 noon, Eastern time, of its intent to pay by wire transfer. Wire transfers received after 3:00 p.m., Eastern time, shall be credited on the next Business Day. Checks shall be mailed or delivered to CoBank at Department 167, Denver, Colorado 80291-0167 (or to such other address as CoBank may designate by notice). Credit for payment by check will not be given until the next Business Day after receipt of the check or the actual receipt of immediately available funds, whichever is later.

SECTION 9. Capitalization. The Borrower agrees to purchase non-voting participation certificates in CoBank as CoBank may from time to time require in accordance with its bylaws and capital plan (as each may be amended from time to time), except that the maximum amount of non-voting participation certificates that the Borrower may be required to purchase in connection with a loan may not exceed the maximum amount permitted by the bylaws at the time the Agreement relating to such loan is entered into or such loan is renewed or refinanced by CoBank. In connection with the foregoing, the Borrower hereby acknowledges receipt, prior to the execution of this Agreement, of CoBank’s bylaws, a written description of the terms and conditions under which the equity is issued, CoBank’s Loan-Based Capital Plan, CoBank’s most recent annual report, and if more recent than CoBank’s latest annual report, its latest quarterly report. All such investments and all other equities which the Borrower may now own or hereafter acquire or be allocated in CoBank shall be subject to a statutory first lien in favor of CoBank.

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SECTION 10. Security. Except as provided in Section 9 hereof, the Loan shall be unsecured.

SECTION 11. Conditions Precedent. CoBank’s obligation to make advances under the Loan hereunder is subject to satisfaction of each of the following conditions precedent on or before any Funding Date:

(A) Loan Documents. That CoBank receive on the date hereof duly executed originals of this Agreement, the Note, and all other instruments and documents contemplated hereby or thereby (collectively, the “Loan Documents”).

(B) Authorization. That CoBank receive on the date hereof copies of all corporate documents and proceedings of the Borrower authorizing the execution, delivery, and performance of the Loan Documents, certified by the Secretary of the Borrower.

(C) Approvals. That CoBank receive on the date hereof evidence satisfactory to it that all federal and state consents and approvals (including, without limitation, all regulatory approvals) which are necessary for, or required as a condition of, the validity and enforceability of the Loan Documents.

(D) Opinion of Counsel. That CoBank receive on the date hereof an opinion of counsel for the Borrower (who shall be acceptable to CoBank) in form and content acceptable to CoBank.

(E) Fees, Expenses and Capital. That the Borrower pay the fees set forth in Section 4(D) hereof and the costs and expenses required by Section 20 hereof to be paid by the Borrower.

(F) Event of Default. That no Event of Default (as that term is defined in Section 15) exists, and that there has occurred no event which with the passage of time or the giving of notice, or both, could become an Event of Default (each such event, a “Default”).

(G) Representations and Warranties. That the representations and warranties of the Borrower contained in this Agreement and any other Loan Document be true and correct in all material respects on and as of such Funding Date, as though made on and as of such date.

(H) No Material Adverse Change. That from December 31, 2004 to such Funding Date there shall not have occurred any material adverse change in the business, financial condition or results of operations of the Borrower (any such material adverse change is hereinafter referred to as a “Material Adverse Change”).

(I) No Injunction. That no court or other government body or public authority shall have issued an order which shall then be in effect restraining or prohibiting the completion of the transactions contemplated hereby.

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(J) Advance Certificate. That CoBank receive a certificate, in the form attached hereto as Exhibit A, dated such Funding Date, signed by the President, Chief Financial Officer or Treasurer of the Borrower, certifying as to the truth and accuracy of the representations and warranties of the Borrower under the Loan Documents and the satisfaction of each of the conditions applicable to the making of the Loan specified herein.

(K) Factual Matters. That CoBank receive a certificate (the “Factual Matters Certificate”), in the form attached hereto as Exhibit B, dated such Funding Date, signed by the President, Chief Financial Officer or Treasurer of the Borrower, certifying as to the matters set forth therein.

SECTION 12. Representations and Warranties. To induce CoBank to make advances hereunder, and recognizing that CoBank is relying hereon, the Borrower represents and warrants, as of the date of this Agreement and as of each Funding Date, as follows:

(A) Organization; Power; Etc. The Borrower (i) is duly organized, validly existing, and in good standing under the laws of its state of incorporation; (ii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and where the failure to be so qualified would result in a Material Adverse Change; (iii) has all requisite corporate and legal power to own and operate its assets and to carry on its business and to enter into and perform its obligations under the Loan Documents; (iv) has duly and lawfully obtained and maintained all licenses, certificates, permits, authorizations, approvals, and the like which are material to the conduct of its business or which may be otherwise required by law; and (v) is eligible to borrow from CoBank.

(B) Due Authorization; No Violations; Etc. The execution and delivery by the Borrower of, and the performance by the Borrower of its obligations under, the Loan Documents have been duly authorized by all requisite corporate action on the part of the Borrower and do not and will not (i) violate any provision of any law, rule or regulation, any judgment, order or ruling of any court or governmental agency, the articles of incorporation or bylaws of the Borrower, or any agreement, indenture, mortgage, or other instrument to which the Borrower is a party or by which the Borrower or any of its properties is bound, or (ii) be in conflict with, result in a breach of, or constitute with the giving of notice or lapse of time, or both, a default under any such agreement, indenture, mortgage, or other instrument. All actions on the part of the shareholders of the Borrower necessary in connection with the execution and delivery by the Borrower of, and the performance by the Borrower of its obligations under, the Loan Documents have been taken and remain in full force and effect as of the date hereof.

(C) Consents. No consent, permission, authorization, order, or license of any governmental authority is necessary in connection with the execution, delivery, performance, or enforcement of the Loan Documents except such as have been obtained and are in full force and effect, except to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Change.

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(D) Binding Agreement. Each of the Loan Documents is, or when executed and delivered will be, the legal, valid, and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject only to limitations on enforceability imposed by (i) applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally, and (ii) general equitable principles.

(E) Compliance with Laws. The Borrower is in compliance in all material respects with all federal, state, and local laws, rules, regulations, ordinances, codes, and orders (collectively, “Laws”), the failure to comply with which could have a material adverse effect on the condition, financial or otherwise, operations, properties, or business of the Borrower, or on the ability of the Borrower to perform its obligations under the Loan Documents, except as the Borrower has disclosed on Schedule 1 hereto.

(F) Environmental Compliance. Without limiting the provisions of Subsection (E), all property owned or leased by the Borrower and all operations conducted by it are in compliance in all material respects with all Laws relating to environmental protection, the failure to comply with which could have a material adverse effect on the condition, financial or otherwise, operations, properties, or business of the Borrower, or on the ability of the Borrower to perform its obligations under the Loan Documents, except as the Borrower has disclosed on Schedule 1 hereto.

(G) Litigation. There are no existing legal, arbitration, or governmental actions or proceedings to which the Borrower is a party or to which any of its property is subject which could have a material adverse effect on the condition, financial or otherwise, operations, properties or business of the Borrower or on the ability of the Borrower to perform its obligations under the Loan Documents, and to the best of the Borrower’s knowledge, no such actions or proceedings are threatened or contemplated.

(H) Financial Statements; No Material Adverse Change; Etc. The unaudited financial statements of the Borrower for the fiscal quarter ended December 31, 2004, fairly and fully present in all material respects the financial condition of the Borrower, and the results of the Borrower’s operations for the periods covered thereby and were prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied and any system of accounts to which the Borrower is subject (except as otherwise disclosed therein). Since December 31, 2004, there has been no Material Adverse Change. All budgets, projections, feasibility studies, and other documentation submitted by the Borrower to CoBank were based upon assumptions that management of the Borrower believed were reasonable and realistic at the time submitted, and as of the date hereof, management of the Borrower is unaware of any fact or event, other than the May 3, 2005 change in dividend policies, which would cause any assumption made therein not to be reasonable or realistic in any material respect.

(I) Principal Place of Business; Records. The principal place of business and chief executive office of the Borrower and the place where the records required by Section 13(G) are kept is at the address of the Borrower shown in Section 19.

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(J) Subsidiaries. The Borrower has no subsidiaries, other than CTSI, LLC and CTE Telecom LLC.

(K) Employee Benefit Plans. Except as disclosed on Schedule 1 hereto, the Borrower is in compliance in all material respects with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder.

(L) Taxes. The Borrower has filed or caused to be filed all federal, state and local tax returns that are required to be filed, and has paid all taxes as shown on said returns or on any assessment received by the Borrower to the extent that such taxes have become due, or are being contested by the Borrower in good faith and by appropriate proceedings and then only to the extent adequate reserves have been set aside on the Borrower’s books therefor.

(M) Investment Company Act; Public Utility Holding Company Act. The Borrower is not an “investment company” as that term is defined in, and is not otherwise subject to regulation under, the Investment Company Act of 1940, as amended. The Borrower is not a “holding company” as that term is defined in, and is not otherwise subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.

(N) Use of Proceeds. The funds to be borrowed hereunder will be used only as contemplated hereby. No part of such funds will be used to purchase any “margin securities” or otherwise in violation of the regulations of the Federal Reserve System.

(O) Factual Matters Certificate. The information about the Borrower contained in paragraphs 2 through 5 of the Factual Matters Certificate delivered to CoBank will be true and complete with respect to the matters addressed therein as of each Funding Date. Notwithstanding paragraph 1 of such Factual Matters Certificate, the representations made in this Subsection (O) are not limited by the Borrower’s knowledge.

SECTION 13. Affirmative Covenants. Unless otherwise agreed to in writing by CoBank, while this Agreement is in effect the Borrower agrees to:

(A) Corporate Existence. Preserve and keep in full force and effect its corporate existence and good standing in the jurisdiction of its incorporation, and its qualification to transact business and good standing in all places in which the character of its properties or the nature of its business requires such qualification and where the failure to maintain such qualification would result in a Material Adverse Change.

(B) Compliance with Laws and Agreements. Comply in all material respects with (i) all Laws, the failure to comply with which could have a material adverse effect on its condition, financial or otherwise, operations, properties, or business, or on its ability to perform its obligations under the Loan Documents; and (ii) all agreements, indentures, mortgages, and other instruments to which it is a party or by which it or any of its property is bound.

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(C) Compliance with Environmental Laws. Without limiting the provisions of Subsection (B), comply in all material respects with, and cause all persons occupying or present on any properties owned or leased by it to so comply with, all Laws relating to environmental protection, the failure to comply with which could have a material adverse effect on its condition, financial or otherwise, operations, properties, or business, or on its ability to perform its obligations under the Loan Documents.

(D) Licenses; Permits; Etc. Duly and lawfully obtain and maintain in full force and effect all licenses, certificates, permits, authorizations, approvals, and the like which are material to the conduct of its business or which may be required by Law.

(E) Insurance. Maintain insurance with insurance companies or associations reasonably acceptable to CoBank in such amounts and covering such risks as are usually carried by companies engaged in the same or similar business and similarly situated. At the request of CoBank, all policies (or such other proof of compliance with this Section 13(E) as may be reasonably satisfactory) shall be delivered to CoBank.

(F) Property Maintenance. Maintain and preserve at all times its property, and each and every part and parcel thereof, in good repair, working order and condition, ordinary wear and tear excepted.

(G) Books and Records. Keep adequate records and books of account in accordance with GAAP consistently applied and any system of accounts to which the Borrower is subject.

(H) Inspection. Permit CoBank or its agents, upon prior notice, during normal business hours or at such other times as the parties may agree, to examine its properties, books, and records, and to discuss its affairs, finances, operations, and accounts with its officers, directors, employees, and independent certified public accountants. Notwithstanding the provisions of Section 20, any such examination not made in connection with the preservation or enforcement of CoBank’s rights and remedies hereunder and under the other Loan Documents shall be made at CoBank’s expense.

(I) Reports and Notices. Furnish to CoBank:

(1) Annual Financial Statements. As soon as available, but in no event later than 90 days after the end of each fiscal year of Commonwealth Telephone Enterprises, Inc. (“Parent”) occurring during the term hereof, consolidated annual financial statements of the Parent on Form 10-K, which include all of its subsidiaries whose accounts are required to be consolidated with the Parent in accordance with GAAP, prepared in accordance with GAAP consistently applied (except for changes with which the Parent’s independent public accountants concur). Such financial statements shall: (i) be audited by independent certified public accountants of recognized national standing selected by the Parent; (ii) be accompanied by a report of such accountants containing an unqualified opinion acceptable to CoBank; (iii) be prepared in reasonable

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detail and in comparative form for the preceding fiscal year; and (iv) include a balance sheet, a statement of operations, a statement of changes in common shareholders’ equity, a statement of cash flows, and all notes and schedules relating thereto required by GAAP. In addition, such audited consolidated annual financial statements shall be accompanied by an unaudited consolidating balance sheet as of the end of the Parent’s latest fiscal year, an unaudited consolidating statement of operations for the Parent’s latest fiscal year, and an unaudited consolidating statement of cash flows for the Parent’s latest fiscal year, including all the operating divisions of the Parent, with a sub-total for the Borrower and all of its subsidiaries whose accounts are consolidated with it at the time in question in accordance with GAAP (“Companies”). “Consolidated Basis” as used in this Agreement shall mean prepared on a consolidated basis for the Companies.

(2) Quarterly Financial Statements. As soon as available but in no event later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower occurring during the term hereof, unaudited quarterly financial statements of each of the Companies and unaudited quarterly financial statements of the Companies prepared on a Consolidated Basis, in each case in accordance with GAAP consistently applied (except for changes with which the Borrower’s independent public accountants concur) and any system of accounts to which the Companies are subject (except for the omission of footnotes and for the effect of normal year-end audit adjustments). Such financial statements shall: (i) be prepared in reasonable detail and set forth in comparative form corresponding figures for the corresponding period of the preceding fiscal year, and (ii) include a balance sheet, a statement of income for such quarter and for the period year-to-date, and such other quarterly statements of the Companies as CoBank may specifically request, which quarterly statements shall include any and all supplements thereto.

(3) Notice of Default. Promptly after becoming aware thereof, notice of (i) the occurrence of any Default or Event of Default hereunder or under any other Loan Document, or (ii) the occurrence of any breach, default, event of default, or other event which with the giving of notice or lapse of time, or both, could become a breach, default, or event of default under any agreement, indenture, mortgage, or other instrument (other than the Loan Documents) to which it is a party or by which it or any of its property is bound or affected if the effect of such breach, default, event of default, or other event is to accelerate, or to permit the acceleration of, the maturity of any indebtedness under such agreement, indenture, mortgage, or other instrument; provided, however, that the failure to give such notice shall not affect the right and power of CoBank to exercise any and all of the remedies specified herein.

(4) Notice of Non-Environmental Litigation. Promptly after the commencement thereof, notice of the commencement of all actions, suits, or proceedings before any court, arbitrator, or governmental department, commission, board, bureau, agency, or instrumentality affecting the Borrower as to which there is a reasonable possibility that it would have a material adverse effect on its condition, financial or otherwise, operations, properties, or business or on its ability to perform its obligations under the Loan Documents.

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(5) Notice of Environmental Litigation. Without limiting the provisions of Subsection (I)(4), promptly after receipt thereof, notice of the receipt of all pleadings, orders, complaints, indictments, or other communications alleging a condition that may require the Borrower to undertake or to contribute to a cleanup or other response under Laws relating to environmental protection, or which seeks penalties, damages, injunctive relief, or criminal sanctions related to alleged violations of such Laws, or which claims personal injury or property damage to any person as a result of environmental factors or conditions or as to which there is a reasonable possibility that it would have a material adverse effect on the condition, financial or otherwise, operations, properties, or business of the Borrower or on its ability to perform its obligations under the Loan Documents.

(6) Regulatory and Other Notices. Promptly after receipt thereof, copies of any filings or communications sent to or notices or other communications received from any governmental authority, including without limitation, the Pennsylvania Public Utility Commission (the “Commission”), the Federal Communications Commission (the “FCC”), and the Securities and Exchange Commission (the “SEC”), relating to any noncompliance by the Borrower with any Law or with respect to any matter or proceeding the effect of which could have a material adverse effect on its condition, financial or otherwise, operations, properties, or business or on its ability to perform its obligations under the Loan Documents.

(7) Material Adverse Change. Prompt notice of any matter which has resulted or could reasonably be expected to result in a material adverse effect on the condition, financial or otherwise, operations, properties, or business of the Borrower or on its ability to perform its obligations under the Loan Documents.

(8) ERISA Reportable Events. Within 10 days after the Borrower becomes aware of the occurrence of any Reportable Event (as defined in Section 4043 of ERISA) as to which there is a reasonable possibility that it would have a material adverse effect on the condition, financial or otherwise, operations, properties, or business of the Borrower, a statement describing such Reportable Event and the actions proposed to be taken in response to such Reportable Event.

(9) SEC Filings. Promptly upon the filing thereof, copies of any and all reports on Forms 10-K, 10-Q and 8-K and any and all proxy statements filed by Commonwealth Telephone Enterprises, Inc. (“CTE”) with the SEC.

(10) Other Information. Such other information regarding the financial or operational condition of the Borrower as CoBank may, from time to time, reasonably request.

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(J) Financial Covenants.

(1) Total Leverage Ratio. Maintain at all times, on a Consolidated Basis, a Total Leverage Ratio not in excess of 3.0:1.0. The term “Total Leverage Ratio” shall mean the ratio of Indebtedness to Operating Cash Flow. The term “Indebtedness” shall mean, without duplication, (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property or services other than accounts payable arising in connection with the purchase of inventory on terms customary in the trade, (iii) obligations, whether or not assumed, secured by liens or payable out of the proceeds or production from property now or hereafter owned or acquired, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) capitalized agreements, (vi) fixed rate hedging obligations that are due (after giving effect to any period of grace or notice requirement applicable thereto) and remain unpaid, and (vii) fixed payment obligations under guaranties that are due and remain unpaid, all calculated on a Consolidated Basis. The term “Operating Cash Flow” shall mean the sum of (a) pre-tax income, or deficit, as the case may be, excluding extraordinary gains or losses and the write up of any asset, (b) total interest expense (including non-cash interest), (c) depreciation and amortization expense and other non-cash charges, (d) accrued and unpaid management fees, (e) minority interest, to the extent deducted in the calculation of pre-tax income, or deficit, and (f) non-recurring transaction expenses incurred in connection with the negotiation and execution of the Loan Documents, all calculated on a Consolidated Basis. For purposes of determining any applicable ratio, Operating Cash Flow shall be measured for the then most recently completed four fiscal quarters, adjusted to give effect to any acquisition, sale, or other disposition of any operation during the period of calculation, as if such acquisition, sale, or other disposition occurred on the first day of such period of calculation.

(2) Interest Coverage Ratio. Maintain at all times, on a Consolidated Basis, an Interest Coverage Ratio of at least 2.0:1.0. The term “Interest Coverage Ratio” shall mean the ratio derived by dividing (i) Operating Cash Flow by (ii) cash interest expense for the then most recently completed four fiscal quarters (determined in accordance with GAAP).

(3) Equity to Total Capitalization Ratio. Maintain at all times, on a Consolidated Basis, an Equity to Total Capitalization Ratio of not less than 25.0%. The term “Equity to Total Capitalization Ratio” shall mean the ratio derived by dividing (i) the amount derived by subtracting total liabilities from total assets by (ii) the amount derived by subtracting total liabilities from total assets and adding total Indebtedness (determined in accordance with GAAP).

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SECTION 14. Negative Covenants. Unless otherwise agreed to in writing by CoBank, while this Agreement is in effect, the Borrower shall not:

(A) Borrowings. Create, incur, assume, or allow to exist, directly or indirectly, any indebtedness or liability for borrowed money, for the deferred purchase price of property or services, or for the lease of real or personal property which lease is required to be capitalized under GAAP or which is treated as an operating lease under regulations applicable to it but which otherwise would be required to be capitalized under GAAP (a “Capital Lease”), except for (i) obligations to CoBank, (ii) accounts payable to trade creditors and current operating liabilities (other than for borrowed money) incurred in the ordinary course of its business, and (iii) (a) other unsecured obligations and (b) Capital Leases, so long as no Default or Event of Default exists at the time of, or would result from, the creation, incurrence, assumption, or existence of any such obligation or Capital Lease referred to in this clause (iii).

(B) Liens. Create, incur, assume, or allow to exist any mortgage, deed of trust, deed to secure debt, pledge, lien (including the lien of an attachment, judgment, or execution), security interest, or other encumbrance of any kind upon any of its property, real or personal. The foregoing restrictions shall not apply to (i) liens in favor of CoBank; (ii) liens for taxes, assessments, or governmental charges that are not past due, or are being contested in good faith and by appropriate proceedings and then only to the extent adequate reserves have been set aside therefor; (iii) liens, pledges, and deposits under workers’ compensation, unemployment insurance, and social security laws; (iv) liens, deposits, and pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), and like obligations arising in the ordinary course of its business as conducted on the date hereof; (v) liens imposed by law in favor of mechanics, materialmen, warehousemen, lessors and like persons that secure obligations that are not past due, or are being contested in good faith and by appropriate proceedings and then only to the extent adequate reserves have been set aside therefor; (vi) liens constituting encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property of the Borrower that do not materially detract from the value of such real property or impair the use thereof in the business of the Borrower; and (vii) Capital Leases not secured by any property which is not subject to such lease.

(C) Mergers; Acquisitions; Etc. (i) Merge or consolidate with any other entity or (ii) acquire all or substantially all of the assets of any person or entity, or form or create any new subsidiary, or commence operations under any other name, organization, or entity, including any joint venture; provided, however, that the Borrower may enter into any such transaction described in this clause (ii) involving any entity or entities engaged in, or assets to be used by the Borrower in, the telecommunications business without the written agreement of CoBank if no Default or Event of Default exists at the time of, or would occur as the result of, any such transaction, including, without limitation, any Event of Default as described in Section 15(C) and any Default occurring as the result of a breach of Subsection (F) or Section 13(J).

(D) Transfer of Assets. Sell, transfer, lease, enter into any contract for the sale, transfer or lease of, or otherwise dispose of, any of its assets; provided, however, that the Borrower may sell assets valued at less than $500,000 individually or $5,000,000 in the aggregate, and the Borrower may redeem, liquidate or otherwise dispose of all of its Rural Telephone Bank stock and other equities.

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(E) Loans and Investments. After the date hereof, make any loan or advance to, invest in, purchase, or make any commitment to purchase any stock, bonds, notes, or other securities of, or guarantee, assume, or otherwise become obligated or liable with respect to the obligations of, any person or entity (each, whether made directly or indirectly, an “Investment”) in an amount in excess of $1,000,000 as to any single Investment or in excess of $5,000,000 as to all such Investments existing at any time, determined for the Companies, on a Consolidated Basis, other than (i) stock or other securities of CoBank; (ii) Class C stock of the Rural Telephone Bank; (iii) securities or deposits issued, guaranteed, or fully insured as to payment by the United States of America or any agency or instrumentality thereof; (iv) interest bearing deposit accounts (which may be represented by certificates of deposit) in national or state banks or savings and loan associations which have (or the parent of which has) outstanding securities rated by a nationally recognized rating organization (a “Rating Agency”) in either of the two highest rating categories (without regard to modifiers) for short term securities or in any of the three highest rating categories (without regard to modifiers) for long term securities or any equivalent successor rating category; (v) bankers’ acceptances drawn on and accepted by commercial banks which have (or the parent of which has) outstanding securities rated by a Rating Agency in either of the two highest rating categories (without regard to modifiers) for short term securities or in any of the three highest rating categories (without regard to modifiers) for long term securities or any equivalent successor rating categories; (vi) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, any State or Territory of the United States of America or the District of Columbia, or any political subdivision of any of the foregoing, which are rated by a Rating Agency in either of the two highest rating categories (without regard to modifiers) for short term securities or in any of the three highest rating categories (without regard to modifiers) for long term securities or any equivalent successor rating categories; (vii) commercial or finance company paper which is rated by a Rating Agency rated in any of the two highest rating categories (without regard to modifiers) for short term securities or any equivalent successor rating categories; (viii) corporate debt securities or preferred stock rated by a Rating Agency in any of the three highest rating categories (without regard to modifiers) for long term securities or any equivalent successor rating categories; and (ix) repurchase agreements with banking or financial institutions which have (or the parent of which has) outstanding securities rated by a Rating Agency in either of the two highest rating categories (without regard to modifiers) for short term securities or in any of the three highest rating categories (without regard to modifiers) for long term securities or any equivalent successor rating categories with respect to any of the foregoing obligations or securities.

(F) Change in Business. Engage in any business activities or operations substantially different from or unrelated to the Borrower’s current business activities or operations.

(G) Disposition of Licenses. Sell, assign, transfer, or otherwise dispose of, in any way, any registrations, licenses, franchises, grants, permits, or other governmental approvals necessary or useful in the operation of its business.

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(H) Dividends and Distributions. Make, declare, or pay any dividend or other distribution of assets to shareholders of the Borrower during any fiscal year if a Default or Event of Default then exists or would occur as the result thereof.

(I) Transactions with Affiliates. Enter into any transaction with any affiliate except upon fair and reasonable terms no less favorable to it than would obtain in a comparable arm’s-length transaction with a person or entity that was not an affiliate.

SECTION 15. Events of Default. Each of the following shall constitute an “Event of Default” hereunder:

(A) Payment Default. The failure by the Borrower to make any payment of principal, interest, fees, Surcharge or investment required to be made hereunder, under the Note, or under any other Loan Document when due, and such payment or investment is not made within five (5) Business Days thereafter.

(B) Representations and Warranties. Any representation or warranty made by the Borrower herein or in any other Loan Document, or any factual statement made in the Factual Matters Certificate, shall prove to have been false or misleading in any material respect on or as of the date made.

(C) Certain Affirmative Covenants. The failure by the Borrower to perform or comply with any covenant set forth in Section 13 (other than Sections 13(A) and 13(I)(3), (4), (5), (6) and (7)), and such failure continues for thirty (30) days after written notice thereof shall have been delivered by CoBank to the Borrower.

(D) Other Covenants and Agreements. The failure by the Borrower to perform or comply with any other covenant or agreement contained herein not covered under Subsection (C).

(E) Cross-Default. The occurrence of any breach, default, event of default, or event which with the giving of notice or lapse of time, or both, would become a default or event of default under (i) any Loan Document other than this Agreement (subject to the applicable cure period contained therein), or (ii) the terms of any agreement (other than the Loan Documents) between the Borrower and CoBank, including, without limitation, any guaranty, loan agreement, security agreement, mortgage, deed to secure debt, or deed of trust.

(F) Other Indebtedness. The occurrence of any breach, default, event of default, or event which with the giving of notice or lapse of time, or both, would become a default or event of default under any agreement, indenture, mortgage, or other instrument by which the Borrower or any of its property is bound or affected (other than the Loan Documents) if the effect of such breach, default, event of default, or event is to accelerate, or to permit the acceleration of, the maturity of any indebtedness in excess of $1,000,000 under such agreement, indenture, mortgage, or other instrument.

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(G) Judgments. Judgments, decrees, or orders for the payment of money in an aggregate amount in excess of $1,000,000 shall be rendered against the Borrower and either (i) enforcement proceedings shall have been commenced; or (ii) such judgments, decrees, and orders shall continue unsatisfied and in effect for a period of forty-five (45) consecutive days without being vacated, discharged, satisfied, or stayed pending appeal.

(H) Insolvency, Etc. The Borrower (i) shall become insolvent or shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they come due; or (ii) shall suspend its business operations or a material part thereof or make an assignment for the benefit of creditors; or (iii) shall apply for, consent to, or acquiesce in the appointment of a trustee, receiver, or other custodian for it or any of its property or, in the absence of such application, consent, or acquiescence, a trustee, receiver, or other custodian is so appointed; or (iv) shall commence with respect to it or have commenced against it any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction; provided, however, that, with respect to any proceeding commenced against the Borrower, the Borrower shall have failed to obtain a dismissal, stay, or other nullification within sixty (60) days after such commencement.

(I) Eligibility. The failure by the Borrower to maintain its eligibility to borrow from CoBank.

SECTION 16. Remedies Upon Event of Default.

(A) Automatic Acceleration. Upon the occurrence of an Event of Default under Section 15(H), the entire unpaid principal balance of the Note, all accrued interest thereon, and all other amounts payable under this Agreement, the Note, and all other agreements between CoBank and the Borrower shall become immediately due and payable, and CoBank’s commitment to make the Loan shall terminate, without protest, presentment, demand, or further notice of any kind, all of which are hereby expressly waived by the Borrower.

(B) Termination; Acceleration; Etc. Upon the occurrence of an Event of Default other than under Section 15(H), upon notice to the Borrower, CoBank may terminate its commitment to make the Loan and may declare the entire unpaid principal balance of the Note, all accrued interest thereon, and all other amounts payable under this Agreement and all other agreements between CoBank and the Borrower, to be immediately due and payable. Upon such a declaration, the unpaid principal balance of the Note and all such other amounts shall become immediately due and payable, without protest, presentment, demand, or further notice of any kind, all of which are hereby expressly waived by the Borrower.

(C) Enforcement. Upon the occurrence of an Event of Default, CoBank may proceed to protect, exercise, and enforce such rights and remedies as may be provided by agreement or under law including, without limitation, the rights and remedies provided for in the Note and any of the other Loan Documents. Each and every one of such rights and remedies shall be cumulative and may be exercised from time to time, and no failure on the part of CoBank to exercise, and no delay in exercising, any right or remedy shall operate as a waiver

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thereof, nor shall any single or partial exercise of any right or remedy preclude any other or future exercise thereof, or the exercise of any other right. In addition, CoBank may hold and/or set off and apply against the Borrower’s indebtedness any and all cash, accounts, securities, or other property in CoBank’s possession or under its control.

(D) Application of Payments. After acceleration of the Loan, all amounts received by CoBank shall be applied to the amounts owing hereunder, under the Note, and the other Loan Documents in whatever order and manner as CoBank shall elect.

SECTION 17. Complete Agreement; Amendment. This Agreement, the Note, and the other Loan Documents are intended by the parties to be a complete and final expression of their agreement. No amendment, modification, or waiver of any provision hereof or thereof, nor any consent to any departure of the Borrower herefrom or therefrom, shall be effective unless approved by CoBank and contained in a writing signed by or on behalf of CoBank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 18. Applicable Law. Except to the extent governed by applicable federal law, this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without reference to choice of law doctrine.

SECTION 19. Notices. All notices hereunder shall be in writing and shall be deemed to be duly given (i) upon delivery, or if delivered on a Saturday, Sunday or Holiday, on the first Business Day thereafter, if delivered by “Express Mail,” overnight courier, messenger or other form of hand delivery or sent by telegram or facsimile transmission, or (ii) three days after mailing if sent by certified or registered mail, to the parties at the following addresses (or such other address for a party as shall be specified by like notice):

If to CoBank, as follows: CoBank, ACB 900 Circle 75 Parkway Suite 1400 Atlanta, Georgia 30339-5946 Attn: Communications and Energy Banking Group Fax No.: (770) 618-3202	If to the Borrower, as follows: Commonwealth Telephone Company 100 CTE Drive Dallas, Pennsylvania 18612 Attn: General Counsel Fax No.: (570) 631-2899

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SECTION 20. Costs and Expenses. The Borrower shall reimburse CoBank on demand for all reasonable out-of-pocket costs and expenses incurred by CoBank in connection with the origination, negotiation, and preparation of this Agreement and all other Loan Documents, and the preservation and enforcement of CoBank’s rights and remedies hereunder and thereunder, including, without limitation: (i) costs and expenses (including intangible and other taxes and any recording fees or expenses) incurred by CoBank to obtain, perfect, maintain, determine the priority of, or release any security contemplated hereunder; and (ii) fees and expenses of any counsel retained or employed by CoBank to assist CoBank with respect to any matter contemplated by this Section or to review this Agreement and all other Loan Documents and advise CoBank as to its rights and remedies hereunder or thereunder; and (iii) fees and expenses of any counsel retained or employed by CoBank to represent it in any litigation involving the parties hereto, including but not limited to, bankruptcy, receivership, or similar proceedings.

SECTION 21. Effectiveness; Severability. This Agreement shall continue in effect until all indebtedness and obligations of the Borrower hereunder and under all other Loan Documents shall have been fully and finally repaid or the Maturity Date, whichever is later. Any provision of the Loan Documents which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof. The amendment and restatement of the Prior Agreement set forth hereto shall be effective as of May 31, 2005. All obligations of the Borrower for the period prior to May 31, 2005 shall continue to be governed by the terms and provisions of the Prior Agreement.

SECTION 22. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower and CoBank and their respective successors and assigns, except that the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of CoBank. Without the consent of, but with notice to, the Borrower, CoBank may (i) sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement, provided, however, that after any such sale of participations, the Borrower shall continue to deal solely and directly with CoBank with respect to this Agreement and the other Loan Documents, or (ii) assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement.

SECTION 23. Consent to Jurisdiction. To the maximum extent permitted by law, the Borrower agrees that any legal action or proceeding with respect to this Agreement or any of the other Loan Documents may be brought in the courts of the Commonwealth of Pennsylvania or of the United States of America for the Middle District of Pennsylvania, all as CoBank may elect. By execution of this Agreement, the Borrower hereby irrevocably submits to each such jurisdiction, expressly waiving any objection it may have to the laying of venue by reason of its present or future domicile. Nothing contained herein shall affect the right of CoBank to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction or to serve process in any manner permitted or required by law.

SECTION 24. Regulatory Approvals. Upon any action by CoBank to commence the exercise of remedies hereunder, under any Note or any other Loan Document, the Borrower

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hereby undertakes and agrees on behalf of itself and its Subsidiaries to cooperate and join with CoBank, and cause its Subsidiaries to cooperate and join with CoBank, in any application to any Governmental Authority with respect thereto and to provide such assistance in connection therewith as CoBank may request, including, without limitation, the preparation of filings and appearances of officers and employees of the Borrower or its Subsidiaries before such Governmental Authority, in each case in support of any such application made by CoBank, and neither the Borrower nor any of its Subsidiaries shall directly or indirectly, oppose any such action by CoBank before any such Governmental Authority.

SECTION 25. Waiver of Jury Trial. THE BORROWER AND COBANK HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT, OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, NOTE, AND ANY OTHER LOAN DOCUMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE BORROWER AND COBANK ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE BORROWER AND COBANK FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THE LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT. THE BORROWER AND COBANK ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF COBANK.

SECTION 26. Participations, Etc. From time to time, CoBank may sell to one or more banks, financial institutions or other lenders a participation in one or more of the loans or other extensions of credit made pursuant to this Agreement and any Note. However, no such participation shall relieve CoBank of any commitment made to the Borrower hereunder. In connection with the foregoing, CoBank may disclose information concerning the Borrower, its Subsidiaries and any guarantor of the Borrower’s obligation hereunder and under such Note, if any, to any participant or prospective participant, provided that such participant or prospective participant agrees to keep such information confidential. CoBank agrees that all loans that are

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made by CoBank and that are retained for its own account and are not included in a sale of a participation interest shall be entitled to patronage distributions in accordance with the bylaws of CoBank and its practices and procedures related to patronage distribution. Accordingly, all loans that are included in a sale of a participation interest shall not be entitled to patronage distributions. A sale of a participation interest may include certain voting rights of the participants regarding the Loan hereunder (including, without limitation, the administration, servicing and enforcement thereof).

SECTION 27. Obligations Absolute. The obligation of the Borrower to make all payments required to be made under this Agreement shall be independent of any action by the Commission with respect to rates and/or disallowance of debt.

SECTION 28. No Novation. Neither this Agreement nor the Note shall constitute a novation of any outstanding indebtedness under the promissory notes executed in connection with the Prior Agreement or any document or agreement executed or delivered in connection therewith.

SECTION 29. Defined Terms. For convenience of reference, set forth below opposite each defined term used in this Agreement is the location in this Agreement of the definition of such term:

Defined Term	Location
Agreement	Introductory Paragraph
Banking Day	Section 3
Base Rate	Section 4(A)(1)
Borrower	Introductory Paragraph
Business Day	Section 3
Capital Lease	Section 14(A)
CoBank	Introductory Paragraph
Commission	Section 13(I)(6)
Companies	Section 13(I)(1)
Consolidated Basis	Section 13(I)(1)
CTE	Section 13(I)(9)
Default	Section 11(I)
Equity to Total Capitalization Ratio	Section 13(J)(3)
Event of Default	Section 15
Factual Matters Certificate	Section 11(N)
FCC	Section 13(I)(6)
Federal Funds Rate	Section 4(A)(I)
Funding Date	Section 3
GAAP	Section 12(H)
Governmental Authority	Section 16(E)
Indebtedness	Section 13(J)(1)
Interest Coverage Ratio	Section 13(J)(2)

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Interest Period	Section 4(A)(2)
Investment	Section 14(E)
Laws	Section 12(E)
LIBOR	Section 4(A)(2)(a)
LIBOR Rate	Section 4(A)(2)(a)
Loan	Section 1
Loan Documents	Section 11(A)
Material Adverse Change	Section 11(H)
Maturity Date	Section 5
Note	Section 7
Operating Cash Flow	Section 13(J)(1)
Payment Date	Section 5
Portion	Section 4(A)(1)
Prior Agreement	Preamble
Rating Agency	Section 14(E)
SEC	Section 13(I)(6)
Surcharge	Section 6
Total Leverage Ratio	Section 13(J)(1)

SECTION 30. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

[Signature Appears on the Following Page.]

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IN WITNESS WHEREOF, the Borrower has caused this Agreement to be executed, attested, sealed, and delivered and CoBank has caused this Agreement to be executed and delivered, each by its duly authorized officers, as of the date first shown above.

CoBANK, ACB		COMMONWEALTH TELEPHONE COMPANY

By:	/s/ Gary P. Franke	By:	/s/ Donald P. Cawley
	Gary P. Franke, Vice President		Donald P. Cawley
Executive Vice President and
Chief Accounting Officer

		Attest:	/s/ Raymond B. Ostroski
Raymond B. Ostroski
Senior Vice President, General
Counsel and Corporate Secretary

[CORPORATE SEAL]

SCHEDULE 1

EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

AND OTHER MATTERS

Section 12(E) - “Compliance with Laws”: None

Section 12(F) - “Environmental Compliance”: None

Section 12(K) - “Employee Benefit Plans”: None

EXHIBIT A

LOAN CERTIFICATE - LOAN NO. S0667F

THIS CERTIFICATE is given by                     , the                                          of COMMONWEALTH TELEPHONE COMPANY (the “Borrower”), pursuant to Section 11(J) of that certain Fourth Amended and Restated Line of Credit Agreement, dated as of May 29, 2006, by and between the CoBank, ACB and the Borrower (the “Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

I hereby certify as follows:

1. I am the                                                               of the Borrower and as such possess the knowledge and authority to certify to the matters herein set forth, and the matters herein set forth are true and accurate to the best of my present knowledge, information and belief after due inquiry;

2. The representations and warranties of the Borrower contained in the Agreement and any other Loan Document are true and correct in all material respects on and as of the date hereof; and

3. Each of the conditions specified in Section 11 of the Agreement required to be satisfied on or prior to the date of the making of the Loan under the Agreement has been fulfilled as of the date hereof.

IN WITNESS WHEREOF, I have executed this Certificate as of     , 200  .

By:
Name:
Title:

EXHIBIT B

FACTUAL MATTERS CERTIFICATE - LOAN NO. S0667F

This CERTIFICATE is given by                     , the                                          of COMMONWEALTH TELEPHONE COMPANY (“Commonwealth”), pursuant to Section 11(K) of that certain Fourth Amended and Restated Line of Credit Agreement, dated as of May 29, 2006, by and between CoBank, ACB (“CoBank”) and Commonwealth (the “Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

I hereby certify that as of the date of this Certificate:

1. I am the                                                               of Commonwealth and as such I (i) am familiar with the Agreement and all other Loan Documents and (ii) possess the authority to certify to the matters herein set forth, and the matters herein set forth are true and accurate to the best of my present knowledge, information and belief after due inquiry.

2. Attached hereto as Annex A are copies of all orders, writs, judgments, injunctions or decrees of any court, arbitrator or governmental agency or body, (i) the terms of which would be violated by the execution, delivery and performance of or (ii) which would materially affect or purport to affect the validity and binding effect of, or the ability of Commonwealth to perform its obligations under, the Loan Documents.

3. Attached hereto as Annex B is a list of all actions, suits, proceedings, inquiries or investigations, at law or in equity, before or by any court, arbitrator or governmental agency or body against or affecting Commonwealth (and are any such actions, suits, proceedings, inquiries or investigations threatened or for which there is any reasonable basis), (i) which would enjoin, restrain or prohibit or obtain damages in respect of the execution, delivery and performance of the Loan Documents or (ii) which would materially affect or purport to affect the validity and binding effect of Commonwealth’s obligations under the Loan Documents or the ability of Commonwealth to perform its obligations thereunder.

4. Attached hereto as Annex C is a list of all indentures, loan or credit agreements, leases, mortgages, security agreements, bonds, notes, obligations and other contracts, agreements or instruments to which Commonwealth is a party, or by which it or any of its property is bound or which would materially affect or purport to affect the validity and binding effect of the obligations under the Loan Documents or the ability of Commonwealth to perform its obligations thereunder.

5. The authorized capital stock of Commonwealth consists of 2,000,000 shares of common stock, $6.66 par value, of which 1,267,629 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of Commonwealth have been duly authorized and validly issued, are fully paid and non-assessable, and there are no outstanding options, warrants, rights, calls, commitments, conversion rights, plans or other agreements providing for the purchase or issuance of any authorized but unissued shares of capital stock of Commonwealth. None of the issued and outstanding shares of capital stock of Commonwealth were issued in violation of preemptive rights.

IN WITNESS WHEREOF, I have executed this Certificate as of     , 200  , for the purpose of inducing CoBank to make the Loan and with the understanding that CoBank has relied on the truth and accuracy of the statements made herein.

By:
Name:
Title: